UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2013

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of January 2012 issued on February 5, 2013 appears below.

February 5, 2013

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

A Stable Framework for Growth

This year has the potential to be a pivotal period for the future of our industry. We begin the year with a second term for the Administration, a new Congress in place, a strengthening housing market and an economy that is slowly on the mend. But if we are to make any progress as a nation in 2013, we must work with policymakers to implore them to act now, and to remind them of the strength of America’s local lenders and the Home Loan Banks that support this framework.

The membership of the Federal Home Loan Bank of New York has served as a shining example of the strength of the community bank model. Despite ongoing difficulties in the operating environment, the majority of our bank and thrift members have continued to grow their balance sheets and loan portfolios, which increased on average by 3.55% and 2.79%, respectively, over the first nine months of 2012.

Our members also continue to see steady improvement in their financial condition, making strides in improving both their non-performing loans-to-loans and loan losses-to-loans ratios during the first nine months of 2012. In addition, our members’ earnings have improved, posting an average Return on Equity of 4.6% through the first nine months of 2012, as compared to 0.8% at year-end 2011. And, most important to the communities they serve, our members remain in business. Since 2009, 442 banks have failed nationwide, but since 2008, only nine of our members have failed – the fourth-lowest amount of failures in the Federal Home Loan Bank System.

Not only are our members strong, they are pulling more than their share. Last Friday, at the 2013 NYBA Economic Forum, Benjamin Lawsky, superintendent of the New York State Department of Financial Services, reported on a study the Department is conducting on New York’s community banks. I found it impressive that community banks originate 50% of small business loans statewide, as well as 90% of the agricultural loans, while holding roughly a quarter of the deposits in the state. These numbers reflect just how much communities across our region depend on their local lender.

The success of our membership is not a mystery: you continue to perform well because you have followed an experienced and sensible approach when making loans. You know that a responsible mortgage loan is one that is appropriately underwritten, suitable for the customer, and will be re-paid.

Advances Average $73.4 Billion in December

Your Home Loan Bank has continued to perform well because we, too, stick to what we know best. We are an advances bank, and we remain committed to being a provider of liquidity to our members in all operating environments. In December 2012, advances averaged $73.4 billion, a slight increase of $500 million from November 2012.

Our focus on advances is not just rhetoric: we have consistently maintained an advances-to-assets ratio above 70%, and have had the highest ratio among the Federal Home Loan Banks. Our members rely on our advances to help meet the needs of their communities, and we are proud to meet this need each and every day.

These strategies have served us and our members well, and together, the Home Loan Bank and our members will continue to bring common sense back to the banking industry and ensure that any recovery is sustainable.

There was at least a hint of common sense inside the Washington beltway early in the new year. On January 8, Timothy Mayopoulos, CEO of Fannie Mae, was quoted in a Bloomberg article as stating: "We recognize the amount of business we're doing today is disproportionate … [Fannie] shouldn't be funding this much." It is refreshing to know that even the CEO of Fannie Mae recognizes that it is "not healthy" for the government to own or guarantee 95 percent of the home mortgage market.

As our members know, for too long, the government, through Fannie Mae and Freddie Mac, has played an outsized role in the mortgage market. This intervention makes it harder for responsible lenders to compete. But the responsible lender must take the lead in the mortgage market. You know the customer, you know the community and you know the loan. The sooner we can get policymakers to recognize this, the faster our nation can move forward towards recovery. I hope that 2013 will be the year in which we move in the right direction.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

February 5, 2013	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer